Exhibit 14

CODE OF BUSINESS ETHICS AND CONDUCT

PURPOSE

ADVO is dedicated to supplying customers with high quality products and services, serving fairly the interests of stockholders and associates, dealing fairly with suppliers and competitors, and fulfilling its social responsibilities. This Code of Business Ethics and Conduct is a guide to help ADVO’s associates (part-time and full-time), officers, directors and temporary staff live up to ADVO’s high ethical, fiscal, and general business standards. The code should also be provided to and followed by ADVO’s agents and representatives, including consultants.

The code strives to deter wrongdoing and promote the following objectives:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with all applicable laws, rules and regulations;

•	prompt internal reporting of code violations; and

•	accountability for compliance with the code.

This Code sets our general principles but does not cover every situation that may arise. Our associates, officers, directors and temporary staff should not only conduct themselves in accordance with the code, but also avoid the appearance of improper behavior. A person who violates this code will be subject to disciplinary action, up to and including termination.

RESPONSIBILITY AND ACCOUNTABILITY

All associates and officers of ADVO are responsible for conducting themselves in compliance with this Code of Business Ethics and Conduct, other company policies and applicable laws and regulations. This Code of Business Ethics and Conduct applies to all ADVO associates, part-time and full-time, and officers as well as ADVO contractors and temporary staff. In addition, all members of the ADVO Board of Directors, in regard to their ADVO duties, are responsible for conducting themselves in accordance with the provisions of this Code of Business Ethics and Conduct, other company policies and applicable laws and regulations.

This code is neither a contract nor a comprehensive manual that covers every situation ADVO associates, officers, directors and temporary staff might encounter. It is a guide that highlights key issues and identifies resources to help associates, officers, directors and temporary staff reach business decisions that are in line with the company’s values.

Each associate, officer, director and temporary staff person is expected to read the entire Code of Business Ethics and Conduct and be familiar with the laws and guidelines that apply to his/her position. Each associate, officer, director and temporary staff person must adhere to the spirit as well as the letter of these laws and guidelines. Keep in mind that failure to abide by this code and the law may lead to disciplinary measures appropriate to the violation, up to and including termination.

COMPLIANCE REPORTING

After reading the code, each associate, officer, director and temporary staff person must acknowledge that he or she has read, understands, and to the best of his or her knowledge is adhering to the code, by submitting a code Confirmation, which is attached hereto. If such person’s circumstances should change, an updated Confirmation should be completed and submitted. Compliance issues and violations must be promptly reported to supervisory personnel or to the company anonymously through the Action Line.

Confidentiality regarding those who make compliance reports and those potentially involved is maintained to the extent possible during a compliance investigation. ADVO will not tolerate retribution, retaliation or adverse personnel action of any kind against anyone for lawfully reporting a situation of potential noncompliance, or providing the company or law enforcement or other governmental agency any information or assistance relating to the commission of any state or federal offense or breach or company policy. Those wishing to report compliance problems may call the company’s toll-free compliance assistance service, the Action Line (1-800-370-8541). All “Action Line” reports shall be delivered to the General Counsel or the Principal Outside Counsel for review and appropriate dissemination and attention.

ADVO’s VALUES

ADVO’s values define who we are - as individuals and as a company. This Code of Business Ethics and Conduct is based on these values, and each of ADVO’s associates, officers, directors and temporary staff is expected to demonstrate these key beliefs in our work.

Integrity:	Walk the talk; principled behavior; honesty and openness
Leadership:	Doing the right things and holding ourselves accountable
Customer Focus:	Meeting or exceeding commitments to internal and external customers all of the time
Respect:	For individuals and our differences
Teamwork:	Collaboration and cooperation in all that we do

FORMS

Code of Business Ethics and Conduct Confirmation

Code of Business Ethics and Conduct Exception Approval Form

POLICY

1.0 OUR RESPONSIBILITY TO: EACH OTHER

ADVO values its associates, officers, directors and temporary staff and their contributions.

Respect

We respect the dignity of every ADVO associate, officer, director and temporary staff person. We will treat each other with respect and fairness at all times, just as we wish to be treated. We will value the difference of diverse individuals from around the world. Employment decisions will be based on business reasons, such as qualifications, talents and achievements, and will comply with local and national employment laws.

Unwelcome Behavior

Abusive, harassing or offensive conduct, including threats or acts of violence or physical intimidation, is unacceptable. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. We are encouraged to speak out when a coworker’s conduct makes us uncomfortable, and to report harassment when it occurs.

Safety And Health

The company strives to provide and we are all responsible for maintaining a safe workplace by following safety and health rules and practices. We are responsible for immediately reporting accidents, injuries, and unsafe equipment, practices or conditions to a supervisor or other designated person. ADVO is committed to keeping its workplaces free from hazards.

In order to protect the safety of all associates, officers, directors and temporary staff, each of us must report to work free from the influence of any substance that could prevent us from conducting work activities safely and effectively.

Rumors

Associates, officers, directors and temporary staff are prohibited from heeding, repeating, or acting on rumors about another person or the company.

Personnel Records

All personnel records will contain only information needed for business or legal purposes, and will not be divulged to outsiders without the affected person’s approval except to verify employment or to comply with legal requirements.

Only authorized persons may have access to personnel records and then, only after receiving permission from the Human Resources Department. Associates, officers, directors and temporary staff may inspect their records and ensure that the information is accurate (see “Associate Record Access” policy.)

Equal Employment Opportunity and Benefits

The company is committed to providing equal benefits to all persons regardless of race, sex, age, religion, color, national origin, marital status, sexual orientation, physical and mental disability, or veteran status.

Confidentiality

Associates, officers, directors and temporary staff will respect the confidentiality of information entrusted to them or acquired in the course of their work, except when authorized by a supervisor or executive officer of the company or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work is not to be used for personal advantage. Divulging information that may not be in the best interest of the company or associates, officers, directors or temporary staff will not be tolerated. Confidential information includes all non-public information and information that might be of use to competitors or harmful to the company or its customers if disclosed. The obligation to preserve confidential information continues even after employment ends.

Associates, officers, directors and temporary staff will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

2.0 OUR RESPONSIBILITY TO: CUSTOMERS AND CONSUMERS

ADVO exists to satisfy its customers.

Product Quality and Safety

To maintain ADVO’s valuable reputation, compliance with our quality processes and safety requirements is essential. We damage our good name when we deliver products or services that fail to live up to ADVO standards.

Sales and Marketing

We will build long term relationships with our customers by demonstrating honesty and integrity. All of our marketing and advertising will be accurate and truthful. Deliberately misleading messages, omissions of important facts, or false claims about our competitors’ offerings are never acceptable. We will only obtain business legally and ethically. Bribes or kickbacks are not acceptable. For further guidance, See Section 8.0, Conflicts of Interest..

Customer Information

We must protect customer information that is sensitive, private or confidential just as carefully as our own. Only those who have a need to know should have access to confidential information. See, Confidentiality.

Disclosure of Client Information

Client information is defined as any materials provided by the client to ADVO or that ADVO may develop for the exclusive use of the client. These materials include but are not limited to: sample pieces; volume by in-home date, month, and year; frequency by market, region, and company; response rates; product pricing; revenue; products; anticipated mail dates; profiles; or strategy.

Client material (i.e., client pieces processed through ADVO) may not be distributed to ADVO associates or temporary staff, (except as necessary to service the client) or non-ADVO persons prior to the client’s material in-home date. On the first day of the client’s material in-home date, client material may be distributed to ADVO associates and temporary staff and non-ADVO persons for use as sample pieces to promote selling efforts, except where explicitly prohibited. A client’s sample piece cannot be distributed to the client’s competitor(s) until the first day of the client’s material in-home date, except where explicitly allowed to the contrary.

ADVO and its associates, officers, directors and temporary staff, agents, and representatives will not duplicate or use any client’s information except as specifically authorized by the client. ADVO will not permit any other person to duplicate or use any client’s information except as necessary to service the client or as otherwise expressly authorized by the client.

ADVO will take all reasonable action to ensure the security of client information and will establish and maintain procedures and facilities reasonably designed to protect the privacy and confidentiality of client information.

3.0 OUR RESPONSIBILITY TO: BUSINESS PARTNERS

Building quality relationships with other companies gives ADVO a competitive advantage.

Doing Business with Others

We will not do business with others who are likely to harm ADVO’s reputation. For example, we will avoid doing business with others who intentionally and continually violate the law. These laws include, for example, local environmental, employment, safety and anti-corruption statutes. All arrangements with third parties must comply with ADVO policy and applicable law. We will not use a third party to perform any act prohibited by law or by this code.

Agents and Consultants

Commission rates or fees paid to dealers, distributors, agents, finders or consultants must be reasonable in relation to the value of the product or work that is actually being done. We will not pay commissions or fees that we have reason to believe will become bribes.

Subcontractors

Subcontractors play a vital role in the fulfillment of many of our contracts. In some cases, the subcontractor is highly visible to our customers. It is therefore very important to ensure that our subcontractors preserve and strengthen ADVO’s reputation by acting consistently with this code.

Joint Ventures and Alliances

ADVO will strive to ally with companies that share our commitment to ethics. We will also work to make the standards of our joint ventures compatible with our own.

Purchasing Practices

Purchasing decisions must be made based solely on ADVO’s best interests. Suppliers win ADVO business based on product or service suitability, price, delivery and quality. Purchasing agreements should be documented and clearly identify the services or products to be provided, the basis for earning payment, and the applicable rate or fee. The amount of payment must be commensurate with the services or products provided.

Under no circumstances will the company expect or authorize any associate, officer, director or temporary staff person to offer payments of any kind to induce a purchaser to buy its products, or to pay more for them than the established price.

Associates, officers, directors and temporary staff will not mislead, intentionally misinform, lie to or withhold relevant information from any client, vendor or the company itself in the course of doing their job.

If the customer is also a supplier, purchase of the company’s products will not be a condition of ADVO’s patronage.

4.0 OUR RESPONSIBILITY TO: SHAREHOLDERS

We will treat the investment of our shareholders as if it were our own.

Protecting ADVO’s Assets

We have a responsibility to protect ADVO’s assets from loss, damage, misuse or theft. ADVO’s assets, such as funds, products, or computers, may only be used for business purposes and other purposes approved by management, including incidental personal use. ADVO’s assets may never be used for illegal purposes.

Proprietary Information

The obligation of associates, officers, directors and temporary staff to safeguard company assets includes the protection of proprietary information. Such proprietary information includes intellectual property synch as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records salary information and any unpublished financial data and reports. You may protect such proprietary information by marking it accordingly, keeping it secure, and limiting access to those who have a need to know in order to do their jobs. Proprietary also includes information that suppliers and customers have entrusted to us. The obligation to preserve proprietary information continues even after employment ends. Unauthorized dissemination of this information would be a violation of policy and may be illegal or result in civil or criminal penalties.

Inside Information and Securities Trading

ADVO associates, officers, directors and temporary staff are not allowed to trade in securities or any other kind of property based on knowledge that comes from their jobs, if that information hasn’t been reported publicly. It is against the laws of many countries, including the U.S., to trade or to “tip” others who might make an investment decision based on inside job information. For example, using non-public information to buy or sell ADVO stock, options in ADVO stock or the stock of an ADVO supplier or customer is prohibited.

Whether or not an associate, officer, director or temporary staff person may use inside information often requires legal clarification; therefore, associates, officers, directors and temporary staff should consult with the General Counsel or Principal Outside Counsel.

Disclosure Controls and Record Keeping

We require honest, accurate and complete recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as all financial records. ADVO follows the accepted accounting rules and controls set forth by the U.S. Securities and Exchange Commission and the Financial Accounting Standards Board. ADVO requires honest and accurate recording and reporting of information in all circumstances, without exception. ADVO requires that its certified public accountants have access to any and all information necessary for them to conduct audits properly.

Business expense accounts used by associates, officers, directors and temporary staff must be documented and recorded accurately. All of the company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the company’s transactions and must conform both to applicable legal requirements and to the company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved in writing by our Chief Financial Officer. Any associate with information about inaccurate company records, unrecorded funds or assets, or any misappropriation of the company assets must promptly notify the Vice President & Controller or call the Action Line (1-800-370-8541).

The company must disclose to the SEC, our current security-holders, and the investing public certain information under applicable laws, regulations or rules, and any additional information that may be necessary to ensure that the required disclosures are not misleading or inaccurate. ADVO requires you to participate and fully cooperate in the disclosure process.

In all records and communications avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies to e-mail, internal memos, and formal reports. Records should be retained or destroyed according to the company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, threatened or known, please consult our General Counsel or Principal Outside Counsel or other executive officer of the company.

Recording and Retaining Business Communications

All business records and communications should be clear, truthful and accurate. Business records and communications often become public through litigation, government investigations and the media. We will avoid exaggeration, colorful language, guesswork, legal conclusions, and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and “informal” notes or memos. Records should always be retained and destroyed according to ADVO’s record retention policies.

5.0 OUR RESPONSIBILITY TO: COMPETITORS

We compete aggressively and with integrity at the same time.

Competitive Information

We must never use illegal or unethical methods to gather competitive information. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if we have questions about the legality of information gathering, we should consult the Legal Department.

Fair Competition and Antitrust

ADVO believes that the success of the private enterprise system depends upon fair competition, which, by encouraging productivity and efficiency, tends to improve products and lower prices. The company supports the antitrust and unfair competition laws that are designed to foster competition and thus benefit both business and consumers.

Associates, officers, directors and temporary staff should become familiar with the basic provisions of these laws that are applicable to their jobs. Information regarding these laws may be obtained by contacting the General Counsel or Principal Outside Counsel.

6.0 OUR RESPONSIBILITY TO: COMMUNITIES

ADVO is a responsible citizen in all the communities where we do business.

Community Service

As a company, we strive to serve society by providing consumers with products to help them save time and money, and by actively supporting the communities in which we operate. ADVO associates, officers, directors and temporary staff across the country provide generous financial and voluntary support to worthwhile community programs.

Personal Community Activities

ADVO associates, officers, directors and temporary staff are free to support community, charity and political organizations and causes of their choice, as long as they make it clear that their views and actions are not those of ADVO. We must ensure that our outside activities do not interfere with our job performance.

No associate, officer, director or temporary staff person may pressure another associate, officer, director or temporary staff person to express a view that is contrary to a personal belief, or to contribute to or support political, religious or charitable causes.

Environment

We will respect the environment by operating our facilities in accordance with clean air, clean water, and resource conservation standards, laws, and regulations. Any associate, officer, director or temporary staff person with knowledge of possible violations should notify his/her supervisor or call the Action Line (1-800-370-8541).

Communicating To External Audiences

To ensure professional and consistent handling, and compliance with the law, requests from the media should be forwarded to Corporate Communications. Through proper channels, ADVO will cooperate with reasonable requests for information from government agencies and regulators. Corporate Communications and Investor Relations should consult with the General Counsel or Principal Outside Counsel before responding to any non-routine requests. All information provided must be truthful and accurate. We will not alter or destroy documents or records in response to an investigation or other lawful request.

Requests from financial analysts and shareholders must be forwarded to Investor Relations.

7.0 OUR RESPONSIBILITY TO: GOVERNMENTS

As a responsible citizen, it is our obligation to obey the law.

Compliance with the Law

ADVO associates, officers, directors and temporary staff are required to comply with all applicable laws and regulations wherever we do business. Perceived pressures from supervisors or demands due to business conditions are not excuses for violating the law. When we have any questions or concerns about the legality of an action, we are responsible for checking with management, the General Counsel or Principal Outside Counsel or the Action Line (1-800-370-8541).

Responding To Government Requests

Associates, officers, directors and temporary staff are expected to respond truthfully to governmental inquiries. It is the Company’s policy to cooperate with all reasonable requests from governmental agencies concerning the Company’s business operations. Any associate learning of a governmental inquiry should promptly report the inquiry to the General Counsel or the Principal Outside Counsel.

ADVO Political Activities

The company believes in and supports the democratic political process and provides government agencies with business information and, within legal and ethical bounds, voices its opinions on issues affecting the Company, its stockholders, associates, officers, directors and temporary staff, the communities in which it operates, and the business community.

The company’s Political Action Committee (PAC) may make contributions consistent with all applicable laws and regulations.

No ADVO associate, officer, director or temporary staff person may, except with approval from the Government Relations Office, make any political contribution for ADVO or use ADVO’s name, funds, property, equipment or services for the support of political parties, initiatives, committees or candidates. This includes any contribution of value. Additionally, lobbying activities or government contacts on behalf of ADVO, other than sales activities, should be coordinated with the Government Relations Department.

Anti-Corruption Laws

ADVO will comply with anti-corruption laws. Associates, officers, directors and temporary staff will not directly or indirectly offer or make a corrupt payment to government officials, including employees of state-owned enterprises. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country.

In addition, there are federal laws and regulations that prohibit U.S. government personnel from accepting business gratuities. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Associates, officers, directors and temporary staff may not use company expense accounts, facilities or other assets for the benefit of any political party or candidate, including an associate individually running for office. Associates, officers, directors and temporary staff are not prohibited from contributing on their own to political action committees. All travel by government officials that is sponsored or paid for by ADVO must be approved in advance by the Government Relations Department.

8.0 CONFLICT OF INTERESTS

We will make business decisions based on the best interests of ADVO.

All associates, officers, directors and temporary staff are expected to make decisions in the best interest of the company, and are required to handle in an ethical manner any actual or apparent conflicts of interest between personal and professional relationships. A conflict of interest exists when a person’s private interest interferes in any way with the interests of the company. A conflict situation can arise when an associate takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest may also arise when an associate, or members of his or her family, receives improper personal benefits as a result of his or her position in the company.

It is almost always a conflict of interest for an associate, officer, director or temporary staff person to work simultaneously for a competitor, customer, or supplier. Associates, officers, directors and temporary staff are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, or competitors, except on our behalf.

You must fully disclose all relevant facts of any actual or potential conflict to your supervisor, an executive officer or the General Counsel or Principal Outside Counsel, and not proceed with any action related to such conflict unless the action is approved in accordance with the provisions of the Exception Approval Form. Conflicts of interest may not always be clear-cut, so if you have a question about whether a conflict may exist seek advice as provided in this code.

All associates, officers, directors and temporary staff will act with honesty and integrity, avoiding actual or apparent conflicts of interest in company/business transactions. For any exceptions to this policy, an associate must complete the Code of Business Ethics and Conduct Exception Approval Form.

9.0 COMPLIANCE GUIDELINES

We must all work to ensure prompt and consistent action against violations of this code. However, in some situations it may be difficult to know right from wrong. Since the company cannot anticipate every situation that will arise, keep in mind the following if a new question or problem occurs:

•	MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

•	ASK YOURSELF — WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? Focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help you solve problems.

•	ALWAYS ASK FIRST, ACT LATER. If you are unsure of what to do in any situation, seek guidance before you act.

You may report violations or suspected violations of this code by speaking with your department manager, the Vice President & Controller or the General Counsel or Principal Outside Counsel. All such discussions will be handled confidentially to the extent reasonably possible. You may ANONYMOUSLY report ANY violations or suspected violations of this code in the manner set forth in Section 10 below.

10.0 REPORTING VIOLATIONS

It is every associate’s, officer’s, director’s or temporary staff person’s responsibility to report any suspected, observed, or known violations of ADVO’s Code of Business Ethics and Conduct, or business conduct inconsistent with this policy or any other policies/principles to his/her department manager, the Vice President & Controller, or the General Counsel or Principal Outside Counsel. Alternatively, you may call the Action Line (1-800-370-8541).

Action Line: If an associate, officer, director or temporary staff person is uncomfortable with reporting violations to any of the above noted functions, the associate, officer, director or temporary staff person is encouraged to use ADVO’s Action Line (1-800-370-8541). The ADVO Action Line is an anonymous, confidential resource for associates, officers, directors and temporary staff to provide valuable input regarding possible criminal activity, unethical business behavior, or violations of ADVO’s Code of Business Ethics and Conduct.

See the Prevention and Detection of Fraud policy, for additional guidelines relating to the detection and prevention of irregular acts against ADVO.

11.0 NON-RETALIATION/NON-RETRIBUTION

Neither ADVO, its agents, nor its associates, officers, directors or temporary staff are permitted to engage in retaliation, retribution, or any form of harassment directed against an associate, officer, director or temporary staff person who has, in good faith, reported a concern of unethical or improper activity. Any associate, officer, director or temporary staff person of the company found to be engaging in retribution will be subject to disciplinary action up to and including termination of employment.

12.0 CODE OF BUSINESS ETHICS AND CONDUCT CONFIRMATION

All ADVO associates, officers, directors and temporary staff (full-time, part-time, contract, and temporary) will be required to certify their compliance with the Code of Business Ethics and Conduct by signing the “Code of Business Ethics and Conduct Confirmation” on a yearly basis. All ADVO new hires will receive the Code of Business Ethics and Conduct and confirmation from the local Human Resources Department as part of their offer letter package.

13.0 EXCEPTION REPORTING / WAIVERS

Any associate, officer, director or temporary staff person who feels they need to note an exception to any provision of the Code of Business Ethics and Conduct must complete, and secure appropriate approval of, a Code of Business Ethics and Conduct Exception Approval Form, attached hereto. Any waiver of this code for associates, non-executive officers and temporary staff may be made only in accordance with the provisions of the Exception Approval Form. In addition to completing the Exception Approval Form, any waiver of this code for executive officers or directors must be approved by the Nominating/Corporate Governance Committee of the Board of Directors and promptly disclosed as required by law, the Securities and Exchange Commission, and any applicable stock exchange.

14.0 HOW TO GET HELP

If you have questions or concerns about the ADVO Code of Business Ethics and Conduct, the first place to turn is your supervisor or manager. If you’re uncomfortable discussing the issue with your supervisor, please talk to another member of management, Human Resources, the Legal Department or the ADVO Action Line. Our Open Door Policy allows you the freedom to approach any level of management with your concerns.

The Code of Business Ethics and Conduct policy is updated annually.

Attachment 1

CODE OF BUSINESS ETHICS AND CONDUCT CONFIRMATION

(Please Print Clearly)

This signed confirmation will acknowledge that I have been advised and understand the principles of ADVO’s Code of Ethics and Business Conduct policy and that I am in full compliance of all applicable provisions and guidelines. Further, I understand it is my responsibility to adhere to the standards within this policy at all times as an ADVO associate and to report any known or suspected violations to this policy.

Name:

Job Title:

Location:

Region:

Sales Office:	0 Yes 0 No
Location:

Exception Reporting

If you feel you would like to note an exception to any provision or revision of the Code of Ethics and Business Conduct policy, please do so by completing the Code of Ethics and Business Conduct Exception Approval Form

Associate’s Signature:		Date:

Rev. 3/02

ATTACHMENT 2

ADVO, Inc.

Code of Business Ethics and Conduct Exception Approval Form

In accordance with the Code of Business Ethics and Conduct of ADVO, Inc. (the “Code”), the undersigned hereby (1) discloses that, in connection with the undersigned’s affiliation with ADVO, Inc., a conflict with the terms of the Code may exist, and (2) requests appropriate approval for the initiation, or continuation of, such conduct (as the case may be). The undersigned acknowledges that any conduct identified herein must cease until appropriate approval has been received. If another exception(s) to the Code arises in the future, the undersigned agrees to complete an additional Exception Approval Form(s).

Name:
Job Title:

Executive Officer or Director:	Yes:	No:

(If “Yes” this Form must be reviewed by the Nominating/ Corporate Governance Committee of the Board of Directors)

Location:		Region:

Sales Office:	Yes: No:	If “Yes” – Location:

Exception(s) /Conflict(s):

Date:
Signature

Waiver Approvals (All persons other than Executive Officer or Director):

Date:
Immediate Supervisor
Date:
HR Director
Date:
VP Sales / NVP Sales
Date:
VP & Controller
Date:
President, Sales / Operating Committee*

Nominating/Corporate Governance Committee Waiver Approval (Executive Officer or Director)#:

Date:

Name:

*	If not in Sales, then the approval of the Operating Committee member in your area is required.
#	All exceptions for Executive Officers and Directors must be promptly disclosed to stockholders.

Rev. 11/04